EXHIBIT 10.6

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT is made and entered into this 29th day of June, 2007 by and between MERCHANTS & MANUFACTURERS BANCORPORATION, a Wisconsin corporation (“Employer”) and CONRAD C. KAMINSKI (the “Executive”).

RECITALS:

WHEREAS, Employer and Executive are parties to an executive employment agreement dated January 2, 1996 (the “Employment Agreement”), as amended by a first amendment on January 2, 2006 and assigned to Employer through an agreement dated January 1, 2006;

WHEREAS, certain provisions regarding the payment of benefits to the Executive upon the termination of his employment under the Employment Agreement are subject to the requirements of Internal Revenue Code Section 409A; and

WHEREAS, Employer and Executive now desire to amend the Employment Agreement in order to comply with Code Section 409A as set forth below:

1.           Separation From Service.  An additional sentence shall be inserted into Section 5 the Employment Agreement after the first sentence of such Section 5 to read:

“Except upon the death of Executive, a termination of employment under this Agreement shall only occur to the extent Executive has a “separation from service” from Employer in accordance with Section 409A of the Code.”

2.           Disability.  The second, third and fourth sentences of Section 5(i) of the Employment Agreement are hereby deleted and replaced with the following language:

“As used in this Agreement, “disability” means the Executive(1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer.”

3.           Payment of Benefits Upon Certain Terminations Following a Change in Control.  The second sentence of Section 5(viii)(a) of the Employment Agreement is hereby deleted and replaced with the following language:

“If termination follows a “change in control” under Section 5(iv)(b), Executive shall receive the payments specified in the immediately preceding sentence in a lump sum without any discount, payable within thirty (30) days following the date of termination, subject to the limitations set forth in Section 5(viii)(d) and Section 6 below.”

4.           Retirement Benefit.  The first sentence of Section 5(viii)(b) of the Employment Agreement is deleted and replaced with the following language:

“In addition to the retirement benefit to which Executive is entitled under tax qualified retirement plans maintained by Employer (hereinafter collectively referred to as “Plan”), Executive shall receive as additional severance benefit a retirement benefit under this Agreement, which (except as determined below) shall be determined in accordance with and paid under this Agreement in the form provided in the Plan.  Such additional severance benefit shall be paid to Executive within thirty (30) days following the date of termination, subject to the limitations set forth in Section 5(viii)(d) and Section 6 below.”

5.           Delay of Payments if Required by Section 409A.  A new Section 5(viii)(d) shall be inserted into the Employment Agreement, to read:

“If Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any payments under Sections 5(viii)(a) or (b) above (including any amount payable under Sections 5(viii)(a) or (b) above by virtue of Section 5(vii)) due Executive within the six (6) month period following Executive’s Termination Date will be delayed until the date that is six (6) months following the Termination Date, at which point any such delayed payments will be paid to Executive in a lump sum.”

Except as expressly amended herein, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of day, month and year first referenced above.

EMPLOYER:

MERCHANTS & MANUFACTURERS
BANCORPORATION, INC.

By: /s/ Michael J. Murry

EXECUTIVE:

/s/ Conrad C. Kaminski
Conrad C. Kaminski